UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

DOW JONES & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-7564	13-5034940
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

200 LIBERTY STREET, NEW YORK, NEW YORK	10281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 416-2000

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 27, 2006, Dow Jones & Company, Inc. (“Dow Jones”) announced the execution of an Agreement of Purchase and Sale, dated as of October 27, 2006 (the "Agreement"), among The Santa Cruz Sentinel, Inc., The Traverse City Record-Eagle, Inc., Ottaway Newspapers of Pennsylvania, L.P., Ottaway Newspapers, Inc., The Mail Tribune, Inc. (collectively, the "Sellers"), and Community Newspaper Group, LLC (the "Buyer") and Community Newspaper Holdings, Inc.

Pursuant to the Agreement, the Sellers will sell to the Buyer six of Dow Jones’ community newspapers for a total purchase price of $282.5 million in cash, subject to a working capital adjustment.  The six papers to be sold are: the News-Times of Danbury, Conn.; The Daily Star of Oneonta, N.Y.; the Press-Republican of Plattsburgh, N.Y.; the Santa Cruz Sentinel (Santa Cruz, Calif.); The Daily Item of Sunbury, Pa.; and the Traverse City Record-Eagle (Traverse City, Mich.).  The Sellers will receive $276.1 million of the purchase price upon closing, which is expected to occur by year end 2006 and is subject to regulatory approvals and other customary closing conditions.  The balance of the purchase price will be paid upon the transfer of the newspapers’ real property pursuant to separate agreements between the Sellers and the Buyer, subject to the satisfaction of certain environmental conditions, in later periods.

The foregoing description of the sale and the Agreement is qualified in its entirety by reference to the Agreement. The Agreement is filed as an exhibit to this report and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1	Agreement of Purchase and Sale, dated as of October 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOW JONES & COMPANY, INC.

Dated:	October 30, 2006	By:	/s/ Robert Perrine
Robert Perrine
Chief Accounting Officer and Controller

  EXHIBIT INDEX

Exhibit No.	Description
99.1	Agreement of Purchase and Sale, dated as of October 27, 2006.